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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE                                         June 18, 2004
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                         PARKVALE FINANCIAL CORPORATION
                  DECLARES REGULAR QUARTERLY CASH DIVIDEND AND
                 ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM

         Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) announced that at its meeting held on June 17, 2004 the Board of Directors declared a quarterly cash dividend of $0.20 per share to stockholders of record at the close of business on June 30, 2004, payable on July 28, 2004.

         Parkvale also announced the extension of its current stock repurchase program that was scheduled to expire on June 30, 2004. The repurchase program authorized the repurchase of up to 276,500 shares to be made in fiscal 2004. To date, the repurchase program has resulted in the acquisition of 45,700 shares at an average price of $25.30. Parkvale has authorized the extension of its current repurchase program through June 30, 2005 for the remaining 230,800 shares, representing 4.13% of the Company's outstanding common stock. The repurchases will be made periodically throughout fiscal 2005 at prevailing market prices in open-market transactions. Robert J. McCarthy, Jr., President and Chief Executive Officer, stated: "The repurchase program allows us to continue our commitment to shareholder value as we demonstrate our confidence in Parkvale's future prospects."

         Parkvale Financial Corporation is the parent of Parkvale Bank, which has 39 offices in the Greater Pittsburgh and surrounding areas. The Bank had assets of $1.6 billion at May 31, 2004.

                                       END

Contact: Robert J. McCarthy, Jr.                     Timothy G. Rubritz
         President and CEO                           Chief Financial Officer
         (412) 373-4815                              (412) 373-4817